As filed with the Securities and Exchange Commission on July 10, 2018

Registration Statement No. [________]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IntelGenx Technologies Corp.
(Exact Name of Registrant as Specified in its Charter)

Delaware	2834	87-0638336
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

6420 Abrams, Ville Saint Laurent
Quebec, H4S 1Y2 Canada
(514) 331-7440
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Horst G. Zerbe
Chief Executive Officer
IntelGenx Technologies Corp.
6420 Abrams, Ville Saint Laurent
Quebec, H4S 1Y2 Canada
(514) 331-7440
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies of Communications to:
Richard Raymer
Dorsey & Whitney LLP
TD Canada Trust Tower
Brookfield Place, 161 Bay Street, Suite 4310
Toronto, Ontario M5J 2S1 Canada
Tel: (416) 367-7388

Approximate Date of Commencement of Proposed Sale to the Public: As soon as possible after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]		Accelerated filer [ ]

Non-accelerated filer [ ]	(Do not check if a smaller reporting company)	Smaller reporting company [X]

Emerging growth company [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.00001 par value, to be offered for resale by the Selling Securityholders issued in connection with the Offering (as defined herein).	2,540,800	$0.77(2)	$1,956,416	$243.57
Notes (as defined herein), convertible at $.80 per share, issued in connection with the Offering.	$1,600,000		$1,600,000(3)	$199.20
Common Stock, $0.00001 par value, to be offered for resale by the Selling Securityholders and issuable upon the conversion of Notes issued in connection with the Offering.	2,000,000	(4)	(4)	(4)
Warrants (as defined herein), exercisable at $.80 per share, issued in connection with the Offering.	2,704,075	(5)	(5)	(5)
Common Stock, $0.00001 par value, to be offered for resale by the Selling Securityholders and issuable upon the exercise of Warrants issued in connection with the Offering.	2,704,075	$0.80(6)	$2,163,260(6)	$269.33
Common Stock, $0.00001 par value, in lieu of monetary interest payments on the Notes.(7)	360,000(8)		$288,000(9)	$35.86
Total				$747.96

(1)

Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), the common shares being registered hereunder include such indeterminate number of shares as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low sales prices of the Registrant’s common stock as reported on the OTCQB on July 5, 2018.

(3)

In accordance with Rule 457(i) under the Securities Act, this registration statement also registers the shares of our common stock that are initially issuable upon conversion of the Notes registered hereby. No separate consideration will be paid for these shares of common stock and therefore no additional registration fee is required pursuant to Rule 457(i).

(4)	No separate fee due in accordance with Rule 457(i) under the Securities Act.

(5)	No fee pursuant to Rule 457(g).

(6)	Calculated using the exercise price of the Warrants and Placement Agent Warrants pursuant to Rule 457(g).

(7)	Represents the maximum aggregate offering price of shares of common stock that may be issued in lieu of monetary interest payments, in accordance with Rule 457(o).

(8)

The number of shares of our common stock issuable upon such conversion is estimated for purposes of this fee table to be 360,000 based on (i) the maximum aggregate interest amount due under the Notes and (ii) a conversion price of $0.80 per share.

(9)	Equals the aggregate interest amount due under the Notes.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED July 10, 2018

PROSPECTUS

IntelGenx Technologies Corp.

7,604,875 Shares of Common Stock

$1,600,000 Notes

2,704,075 Warrants

This prospectus relates to the resale, from time to time by certain selling securityholders (each a “Selling Securityholder” and collectively, the “Selling Securityholders”), of: (i) 2,540,800 shares of common stock (“Common Stock”) issued to the Selling Securityholders in connection with the Offering (as defined herein); (ii) $1,600,000 of 6% Subordinated Convertible Unsecured Promissory Notes due June 1, 2021 issued to the Selling Securityholders in connection with the Offering (the “Notes”); (iii) 2,000,000 shares of Common Stock issuable upon the conversion of the Notes; (iv) 2,704,075 Warrants to purchase Common Stock issued to the Selling Securityholders in connection with the Offering (the “Warrants”); (v) 2,704,075 shares of Common Stock issuable upon the exercise of the Warrants; and (vi) 360,000 shares of Common Stock issuable in lieu of monetary interest payments on the Notes (collectively, the “Securities”).

We will not receive any of the proceeds from the resale of the common stock, Notes or Warrants by the Selling Securityholders. However, upon exercise of the Warrants, we will receive the cash exercise price.

The Selling Securityholders may sell or otherwise dispose of the Common Stock, the Notes, the Warrants, the Common Stock issuable upon conversion of Notes covered by this prospectus, the Common Stock issuable upon exercise of Warrants covered by this prospectus, the Common Stock issuable in lieu of monetary interest payments on the Notes or interests therein on any stock exchange, market or trading facility on which the Common Stock are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. Additional information about the Selling Securityholders and the times and manner in which they may offer and sell shares of Common Stock under this prospectus is provided in the sections entitled “Selling Securityholders” and “Plan of Distribution” of this prospectus. Our Common Stock is quoted on the OTCQX under the symbol “IGXT” and on the TSX Venture Exchange (the “TSXV”) under the symbol “IGX”. The closing price of our Common Stock as quoted on the OTCQX on July 5, 2018 was $0.798, and the closing price of our Common Stock on the TSXV on July 5, 2018 was CA$1.05.

In the Offering, we issued an aggregate 2,540,800 shares of Common Stock, $1,600,000 in principal amount of the Notes and 2,704,075 of the Warrants covered by this prospectus. Additional information about the Offering is provided in the section entitled “Description of Private Placement” of this prospectus.

You should consider carefully the risks that we have described in the section entitled “Risk Factors” beginning on Page 13 of this prospectus before deciding whether to invest in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 10, 2018

You should rely only on the information contained in this prospectus and any related free writing prospectus that we may provide to you in connection with this offering. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained in this prospectus is correct as of any time after its date.

FORWARD-LOOKING STATEMENTS

Certain statements included or incorporated by reference in this prospectus constitute forward-looking statements within the meaning of applicable securities laws. All statements contained in this registration statement that are not clearly historical in nature are forward-looking, and the words “anticipate”, “believe”, “continue”, “expect”, “estimate”, “intend”, “may”, “plan”, “will”, “shall” and other similar expressions are generally intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements are based on our beliefs and assumptions based on information available at the time the assumption was made. These forward-looking statements are not based on historical facts but on management’s expectations regarding future growth, results of operations, performance, future capital and other expenditures (including the amount, nature and sources of funding thereof), competitive advantages, business prospects and opportunities. Forward-looking statements involve significant known and unknown risks, uncertainties, assumptions and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those implied by forward-looking statements. These factors should be considered carefully and prospective investors should not place undue reliance on the forward-looking statements. Although the forward-looking statements contained in this registration statement or incorporated by reference herein are based upon what management believes to be reasonable assumptions, there is no assurance that actual results will be consistent with these forward-looking statements. These forward-looking statements are made as of the date of this registration statement or as of the date specified in the documents incorporated by reference herein, as the case may be.

Forward-looking statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and other uncertain events. Forward-looking statements, by their nature, are based on assumptions, including those described below, and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements to differ materially from those expressed in the forward-looking statements. Any forecasts or forward-looking predictions or statements cannot be relied upon due to, among other things, changing external events and general uncertainties of the business. Results indicated in forward-looking statements may differ materially from actual results for a number of reasons, including without limitation, risks associated with the ability to obtain sufficient and suitable financing to support operations, R&D clinical trials and commercialization of products; the ability to execute partnerships and corporate alliances; uncertainties relating to the regulatory approval process; the ability to develop drug delivery technologies and manufacturing processes that result in competitive advantage and commercial viability; the impact of competitive products and pricing and the ability to successfully compete in the targeted markets; the successful and timely completion of pre-clinical and clinical studies; the ability to attract and retain key personnel and key collaborators; the ability to adequately protect proprietary information and technology from competitors; and the ability to ensure that we do not infringe upon the rights of third parties. Material factors or assumptions that were applied in drawing a conclusion or making an estimate set out in the forward-looking information include the factors identified throughout this prospectus. The forward-looking statements contained in this prospectus represent our expectations as of the date of this prospectus, and are subject to change after such date. We any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required under applicable securities regulations. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events, except as may be required by applicable securities laws.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. To fully understand this offering, you should read the entire prospectus carefully, including the more detailed information regarding our company, the risks of purchasing our Common Stock discussed under “risk factors,” and our financial statements and the accompanying notes. In this prospectus, the words “Company,” “IntelGenx” “we,” “us,” and “our,” refer collectively to IntelGenx Technologies Corp. and IntelGenx Corp., our wholly-owned Canadian subsidiary.

All amounts are U.S.$ unless otherwise indicated. Unless otherwise indicated, the term “year,” “fiscal year” or “fiscal” refers to our fiscal year ending December 31st.

Corporate History

Our predecessor company, Big Flash Corp., was incorporated in Delaware on July 27, 1999. On April 28, 2006, Big Flash, through its Canadian holding corporation, completed the acquisition of IntelGenx Corp., a Canadian company incorporated on June 15, 2003. The Company did not have any operations prior to the acquisition of IntelGenx Corp. In connection with the acquisition, we changed our name from Big Flash Corp. to IntelGenx Technologies Corp. IntelGenx Corp. has continued operations as our operating subsidiary.

Our Business

Overview

We are a drug delivery company established in 2003 and headquartered in Montreal, Quebec, Canada. Our focus is on the development of novel oral immediate-release and controlled-release products for the pharmaceutical market. More recently, we have made the strategic decision to enter the oral film market and have implemented commercial oral film manufacturing capability. This enables us to offer our partners a comprehensive portfolio of pharmaceutical services, including pharmaceutical R&D, clinical monitoring, regulatory support, tech transfer and manufacturing scale-up, and commercial manufacturing.

Our business strategy is to develop pharmaceutical products based on our proprietary drug delivery technologies and, once the viability of a product has been demonstrated, license the commercial rights to partners in the pharmaceutical industry. In certain cases, we rely upon partners in the pharmaceutical industry to fund development of the licensed products, complete the regulatory approval process with the U.S. Food and Drug Administration (“FDA”) or other regulatory agencies relating to the licensed products, and assume responsibility for marketing and distributing such products.

In addition, we may choose to pursue the development of certain products until the project reaches the marketing and distribution stage. We will assess the potential for successful development of a product and associated costs, and then determine at which stage it is most prudent to seek a partner, balancing such costs against the potential for additional returns earned by partnering later in the development process.

Managing our project pipeline is a key success factor for the Company. We have undertaken a strategy under which we will work with pharmaceutical companies in order to apply our oral film technology to pharmaceutical products for which patent protection is nearing expiration, a strategy which is often referred to as “lifecycle management”. Under §(505)(b)(2) of the Food, Drug, and Cosmetics Act, the FDA may grant market exclusivity for a term of up to three years following approval of a listed drug that contains previously approved active ingredients but is approved in a new dosage, dosage form, route of administration or combination.

The 505(b)(2) pathway is also the regulatory approach to be followed if an applicant intends to file an application for a product containing a drug that is already approved by the FDA for a certain indication and for which the applicant is seeking approval for a new indication or for a new use, the approval of which is required to be supported by new clinical trials, other than bioavailability studies. We have implemented a strategy under which we actively look for such so-called “repurposing opportunities” and determine whether our proprietary VersaFilm™ technology adds value to the product. We currently have two such drug repurposing projects in our development pipeline.

We continue to develop the existing products in our pipeline and may also perform research and development on other potential products as opportunities arise.

We have established a state-of-the-art manufacturing facility with the intent to manufacture all our VersaFilm™ products in-house as we believe that this:

1.	represents a profitable business opportunity,
2.	will reduce our dependency upon third-party contract manufacturers, thereby protecting our manufacturing process know-how and intellectual property, and
3.	allows us to offer our clients and development partners a full service from product conception through to supply of the finished product.

Our Offices and Other Corporate Information

Our executive offices are located at 6420 Abrams, Ville Saint-Laurent, Quebec, H4S 1Y2, Canada, and our telephone number is (514) 331-7440. Our web site address is http://www.IntelGenx.com. Information contained on our web site is not a part of this prospectus.

THE OFFERING

Securities Offered by the Selling Securityholders:	7,604,875 shares of Common Stock, $1,600,000 of Notes and 2,704,075 Warrants, including:

2,540,800 shares of Common Stock issued to the Selling Securityholders in connection with the offering;

2,000,000 shares of Common Stock issuable upon the exercise of outstanding Notes issued to certain Selling Securityholders in connection with the Offering;

2,704,075 shares of Common Stock issuable upon the exercise of outstanding Warrants issued to the Selling Securityholders in connection with the Offering; and

360,000 shares of Common Stock in lieu of monetary interest payments on the Notes.

Offering Price:	Determined at the time of sale by the Selling Securityholders.

Use of Proceeds:	We will not receive any proceeds from the resale of the Common Stock, the Notes or the Warrants by the Selling Securityholders. However, upon exercise we will receive the cash exercise price of the Warrants.

Common Stock outstanding prior to the offering:	70,854,337

Shares of Common Stock outstanding after this offering (assuming full exercise of the Notes and the Warrants) (1)	78,459,212

Risk Factors	See “Risk Factors” beginning on page 13 and other information in this prospectus for a discussion of the factors you should consider before you decide to invest in our securities.

OTCQX Ticker Symbol for Common Stock:	IGXT

TSX Venture Exchange Symbol for Common Stock:	IGX

(1)     The number of shares of Common Stock shown above to be outstanding after this offering is based on 70,854,337 shares outstanding as of July 8, 2018 and excludes:

•	4,239,818 shares of Common Stock issuable upon exercise of outstanding stock options, at a weighted average exercise price of $0.68 per share;
•	3,120,902 additional shares of Common Stock reserved for issuance under a warrant agreement at an exercise price of $0.5646 per share; and
•	549,136 additional shares of Common Stock reserved for future issuance under our amended and restated 2016 option plans.

SUMMARY HISTORICAL FINANCIAL INFORMATION

The following tables set forth our summary historical financial information. The selected historical financial information is qualified in its entirety by, and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited consolidated financial statements and related notes incorporated by reference into this prospectus by reference to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 that we filed with the SEC on May 10, 2018.

RESULTS OF OPERATIONS:

	Twelve-month	Three-month
	period ended	Period ended
	December 31,	March 31,
In thousands	2017	2018
Revenue	$5,195	239
Cost of Royalty and License Revenue	373	-
Research and Development Expenses	2,615	797
Selling, General and Administrative Expenses	3,965	1,280
Depreciation of tangible assets	735	183
Operating Loss	(2,493)	(2,021)
Net Loss	(3,051)	(2,264)
Comprehensive Loss	(2,669)	(2,341)

BALANCE SHEET:

	December	March 31,
In thousands	31, 2017	2018
Current Assets	$6,044	3,796
Leasehold improvements and Equipment	6,346	6,433
Security Deposits	757	737
Current Liabilities	2,077	2,097
Deferred lease obligations	50	50
Long-term debt	1,992	1,755
Convertible Debentures	5,199	5,131
Capital Stock	1	1
Additional Paid-in-Capital	25,253	25,698

DESCRIPTION OF PRIVATE PLACEMENT

On May 8, 2018 (the “Closing Date”), the Company entered into definitive securities purchase agreements (the “Purchase Agreements”) with certain investors (collectively, the “Investors”) for the issuance and sale of 320 units (the “Units”) at a subscription price of $10,000 per Unit for gross proceeds of $3,200,000 (the “Offering”). The Company intends to use the proceeds of the Offering for its Montelukast phase 2a clinical trial and for general working capital purposes. The Company will not receive any proceeds from any sales by the Investors under this prospectus; however, upon exercise of the Warrants (as defined below), we will receive the cash exercise price.

Each Unit is comprised of (i) 7,940 shares of the Company’s common stock (“Common Stock”), (ii) a $5,000 convertible 6% note (a “Note”), and (iii) 7,690 warrants to purchase Common Stock (“Unit Warrants”). Each Note bears interest at a rate of 6% (payable quarterly, in arrears, with the first payment being due on September 1, 2018), matures on June 1, 2021 and is convertible into Common Stock at a conversion price of $0.80 per Common Share (the “Conversion Shares”). Each Unit Warrant entitles its holder to purchase one Common Share at a price of $0.80 per Common Share until June 1, 2021 (the “Unit Warrant Shares”).

Cantone Research, Inc. (“Cantone”) acted as placement agent in respect of certain sales under the U.S. portion of the Offering and Leede Jones Gable Inc. acted as placement agent in respect of certain sales under the Canadian Offering (collectively, the “Agents”).

In connection with the Offering, the Company entered into a Placement Agent Agreement with Cantone. The Company paid the Agents a cash commission of approximately $157,800 in the aggregate and issued non-transferable agents’ warrants to the Agents (the “Placement Agent Warrants” and together with the Unit Warrants, the “Warrants”), entitling the Agents to purchase an aggregate amount of 243,275 shares of Common Stock at a price of $0.80 per share until June 1, 2021 (the “Placement Agent Warrant Shares” and together with the Unit Warrant Shares, the “Warrant Shares”).

In connection with the Offering, the Company and the Investors entered into a Registration Rights Agreement (the “Registration Rights Agreement”) under which the Company is obligated to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission registering the Notes, the Common Stock, the Warrants, the Warrant Shares, and the Conversion Shares on or prior to 90 days after the Closing Date (the “Filing Date”). In addition, if the Registration Statement is not filed by the Filing Date or is not declared effective within 120 days after the Closing Date, the interest rates for the Notes will increase to 10% until the Registration Statement is filed or until it is declared effective.

RISK FACTORS

Our business faces many risks. Any of the risks discussed below, or elsewhere in this report or in our other filings with the SEC, could have a material impact on our business, financial condition, or results of operations.

You should carefully consider the risks described under the heading, "Risk Factors", in our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2017 which are incorporated by reference into this prospectus before making an investment decision. You should also refer to the other information in this prospectus or incorporated by reference into this prospectus, including our financial statements and the related notes thereto. The risks and uncertainties described in this prospectus or incorporated by reference into this prospectus are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the risks described actually occur, our business, results of operations and financial condition could suffer. In that event the trading price of our Common Stock could decline. The risks described also include forward looking statements and our actual results may differ substantially from those discussed in these forward-looking statements.

Risks Related to Our Business

We have a history of losses and our revenues may not be sufficient to sustain our operations.

Even though we ceased being a “development stage” company in April 2006, we are still subject to all of the risks associated with having a limited operating history and pursuing the development of new products. Our cash flows may be insufficient to meet expenses relating to our operations and the development of our business, and may be insufficient to allow us to develop new products. We currently conduct research and development using our proprietary platform technologies to develop oral controlled release and other delivery products. We do not know whether we will be successful in the development of such products. We have an accumulated deficit of approximately $20,767 thousand since our inception in 2003 through December 31, 2017. To date, these losses have been financed principally through sales of equity securities. Our revenues for the past five years ended December 31, 2017, December 31, 2016, December 31, 2015, December 31, 2014 and December 31, 2013 were $5.2 million, $5.2 million, $5.1 million, $1.7 million and $948 thousand respectively. Revenue generated to date has not been sufficient to sustain our operations. In order to achieve profitability, our revenue streams will have to increase and there is no assurance that revenues will increase to such a level.

We face competition in our industry, and several of our competitors have substantially greater experience and resources than we do.

We compete with other companies within the drug delivery industry, many of which have more capital, more extensive research and development capabilities and greater human resources than we do. Some of these drug delivery competitors include Aquestive Therapeutics Inc. (formerly Monosol Rx), Tesa-Labtec GmbH, BioDelivery Sciences International, Inc. and LTS Lohmann Therapy Systems Corp. Our competitors may develop new or enhanced products or processes that may be more effective, less expensive, safer or more readily available than any products or processes that we develop, or they may develop proprietary positions that prevent us from being able to successfully commercialize new products or processes that we develop. As a result, our products or processes may not compete successfully, and research and development by others may render our products or processes obsolete or uneconomical. Competition may increase as technological advances are made and commercial applications broaden.

Risks Related to Our Securities

The price of our Common Stock could be subject to significant fluctuations.

Any of the following factors could affect the market price of our Common Stock:

•	Our failure to achieve and maintain profitability;
•	Changes in earnings estimates and recommendations by financial analysts;
•	Actual or anticipated variations in our quarterly results of operations;
•	Changes in market valuations of similar companies;

•	Announcements by us or our competitors of significant contracts, new products, acquisitions, commercial relationships, joint ventures or capital commitments;
•	The loss of major customers or product or component suppliers;
•	The loss of significant partnering relationships; and
•	General market, political and economic conditions.

We have a significant number of convertible securities outstanding that could be exercised in the future. Subsequent resale of these and other shares could cause our stock price to decline. This could also make it more difficult to raise funds at acceptable levels pursuant to future securities offerings.

Our Common Stock is a high risk investment.

Our Common Stock was quoted on the OTC Bulletin Board under the symbol “IGXT” from January 2007 until June 2012 and, subsequent to our upgrade in June 2012, has been quoted on the OTCQX. Our Common Stock has also been listed on the TSX Venture Exchange under the symbol “IGX” since May 2008.

There is a limited trading market for our Common Stock, which may affect the ability of shareholders to sell our Common Stock and the prices at which they may be able to sell our Common Stock.

The market price of our Common Stock has been volatile and fluctuates widely in response to various factors which are beyond our control. The price of our Common Stock is not necessarily indicative of our operating performance or long term business prospects. In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our Common Stock.

As a result of the foregoing, our Common Stock should be considered a high risk investment.

The application of the “penny stock” rules to our Common Stock could limit the trading and liquidity of our Common Stock, adversely affect the market price of our Common Stock and increase stockholder transaction costs to sell those shares.

As long as the trading price of our Common Stock is below $5.00 per share, the open market trading of our Common Stock will be subject to the “penny stock” rules, unless we otherwise qualify for an exemption from the “penny stock” definition. The “penny stock” rules impose additional sales practice requirements on certain broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). These regulations, if they apply, require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations may have the effect of limiting the trading activity of our Common Stock, reducing the liquidity of an investment in our Common Stock and increasing the transaction costs for sales and purchases of our Common Stock as compared to other securities.

We became public by means of a reverse merger, and as a result we are subject to the risks associated with the prior activities of the public company with which we merged.

Additional risks may exist because we became public through a “reverse merger” with a shell corporation. Although the shell did not have any operations or assets and we performed a due diligence review of the public company, there can be no assurance that we will not be exposed to undisclosed liabilities resulting from the prior operations of our company.

Our limited cash resources restrict our ability to pay cash dividends.

Since our inception, we have not paid any cash dividends on our Common Stock. We currently intend to retain future earnings, if any, to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospect and other factors that the board of directors may deem relevant. If we do not pay any dividends on our Common Stock, our shareholders will be able to profit from an investment only if the price of the stock appreciates before the shareholder sells it. Investors seeking cash dividends should not purchase our Common Stock.

If we are the subject of securities analyst reports or if any securities analyst downgrades our Common Stock or our sector, the price of our Common Stock could be negatively affected.

Securities analysts may publish reports about us or our industry containing information about us that may affect the trading price of our Common Stock. In addition, if a securities or industry analyst downgrades the outlook for our stock or one of our competitors’ stocks, the trading price of our Common Stock may also be negatively affected.

There is no public market for the Notes or for the Warrants, which could limit their respective trading price or a holder’s ability to sell them.

The Notes and Warrants are new issues of securities for which there currently is no respective trading market. As a result, a market may not develop for the Notes or for the Warrants and holders may not be able to sell the Notes or Warrants. Future trading prices of the Notes and of the Warrants will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects. Accordingly, holders may be required to bear the financial risk of an investment in the Notes and Warrants for an indefinite period of time until their maturity. We do not intend to apply for listing or quotation of the Notes or the Warrants on any securities exchange or automated quotation system.

USE OF PROCEEDS

We are registering these shares pursuant to the registration rights granted to the Selling Securityholders in the Offering. We will not receive any proceeds from the sale or other disposition by the Selling Securityholders of the shares of our Common Stock, the Notes and the Warrants covered by this prospectus. However, we will receive the cash exercise price of the Warrants and will use the proceeds for normal operations.

DESCRIPTION OF BUSINESS

Overview

We are a drug delivery company established in 2003 and headquartered in Montreal, Quebec, Canada. Our focus is on the development of novel oral immediate-release and controlled-release products for the pharmaceutical market. More recently, we have made the strategic decision to enter the oral film market and have implemented commercial oral film manufacturing capability. This enables us to offer our partners a comprehensive portfolio of pharmaceutical services, including pharmaceutical R&D, clinical monitoring, regulatory support, tech transfer and manufacturing scale-up, and commercial manufacturing.

Our business strategy is to develop pharmaceutical products based on our proprietary drug delivery technologies and, once the viability of a product has been demonstrated, license the commercial rights to partners in the pharmaceutical industry. In certain cases, we rely upon partners in the pharmaceutical industry to fund the development of the licensed products, complete the regulatory approval process with the U.S. Food and Drug Administration (“FDA”) or other regulatory agencies relating to the licensed products, and assume responsibility for marketing and distributing such products.

In addition, we may choose to pursue the development of certain products until the project reaches the marketing and distribution stage. We will assess the potential for successful development of a product and associated costs, and then determine at which stage it is most prudent to seek a partner, balancing such costs against the potential for additional returns earned by partnering later in the development process.

Managing our project pipeline is a key success factor for the Company. We have undertaken a strategy under which we will work with pharmaceutical companies in order to apply our oral film technology to pharmaceutical products for which patent protection is nearing expiration, a strategy which is often referred to as “lifecycle management”. Under §(505)(b)(2) of the Food, Drug, and Cosmetics Act, the FDA may grant market exclusivity for a term of up to three years following approval of a listed drug that contains previously approved active ingredients but is approved in a new dosage, dosage form, route of administration or combination.

The 505(b)(2) pathway is also the regulatory approach to be followed if an applicant intends to file an application for a product containing a drug that is already approved by the FDA for a certain indication and for which the applicant is seeking approval for a new indication or for a new use, the approval of which is required to be supported by new clinical trials, other than bioavailability studies. We have implemented a strategy under which we actively look for such so-called “repurposing opportunities” and determine whether our proprietary VersaFilm™ technology adds value to the product. We currently have two such drug repurposing projects in our development pipeline.

We continue to develop the existing products in our pipeline and may also perform research and development on other potential products as opportunities arise.

We have established a state-of-the-art manufacturing facility with the intent to manufacture all our VersaFilm™ products in-house as we believe that this:

1)	represents a profitable business opportunity,
2)	will reduce our dependency upon third-party contract manufacturers, thereby protecting our manufacturing process know-how and intellectual property, and
3)	allows us to offer our clients and development partners a full service from product conception through to supply of the finished product.

DESCRIPTION OF CAPITAL STOCK

The authorized share capital of the Company consists of 200,000,000 shares of Common Stock with a par value of $0.00001 and 20,000,000 shares of preferred stock with a par value of $0.00001. As at July 8, 2018, there were 70,854,337 shares of Common Stock issued and outstanding and no preferred stock issued and outstanding.

Common Stock

The holders of Common Stock are entitled to one vote per share on all matters voted on by stockholders, including the election of directors. Except as otherwise required by law, the holders of Common Stock exclusively possess all voting power. The holders of Common Stock are entitled to dividends as may be declared from time to time by our board of directors from funds available for distribution to holders. No holder of Common Stock has any pre-emptive right to subscribe to any securities of ours of any kind or class or any cumulative voting rights. The outstanding shares of Common Stock are, and the shares, upon issuance and sale as contemplated will be, duly authorized, validly issued, fully paid and non-assessable.

Anti-Takeover Effects of Various Provisions of Delaware Law and Our Certificate of Incorporation and By-laws

The Delaware General Corporation Law, our certificate of incorporation and our by-laws contain provisions that may have some anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his, her or its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law (“Section 203”). Subject to specific exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time the stockholder becomes an interested stockholder, unless:

•

the business combination, or the transaction in which the stockholder became an interested stockholder, is approved by our board of directors prior to the time the interested stockholder attained that status;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or after the time a stockholder became an interested stockholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of our outstanding voting stock that is not owned by the interested stockholder.

“Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to various exceptions, in general, an “interested stockholder” is a stockholder who, together with his, her or its affiliates and associates, owns, or within three years did own, 15% or more of the shares of our outstanding voting stock. These restrictions could prohibit or delay the accomplishment of mergers or other takeover or change of control attempts with respect to us and, therefore, may discourage attempts to acquire us.

Outstanding Warrants to Purchase Common Stock

As at July 8, 2018, in addition to the Warrants, we have outstanding warrants to purchase an aggregate of 3,120,902 shares of our Common Stock at an exercise price of $0.5646. These warrants expire on December 15, 2018.

Preferred Stock

Our board of directors is authorized to issue all and any of the shares of preferred stock in one or more series, fix the number of shares, determine or alter for each such series voting powers or other rights, qualifications, limitations or restrictions thereof. As of the date of this prospectus, there are no shares of preferred stock outstanding.

Convertible Debentures

The Company has an aggregate of CDN$7,600,000 of 8% Convertible Unsecured Subordinated Debentures due June 30, 2020 (the “Debentures”). The Debentures mature on June 30, 2020 and bear interest at annual rate of 8% payable semi-annually on the last day of June and December of each year, commencing on December 31, 2017.

Conversion

The Debentures are convertible at the option of the holders at any time prior to the close of business on the earlier of June 30, 2020 and the business day immediately preceding the date specified by the Company for redemption of Debentures. The conversion price will be CDN$1.35 (the “Conversion Price”) per common share, being a conversion rate of approximately 740 Shares per CDN$1,000 principal amount of Debentures, subject to adjustment in certain events.

Redemption

The Debentures are not redeemable prior to June 30, 2018. On or after June 30, 2018, but prior to June 30, 2019, the Debentures may be redeemed at the Company’s sole option, in whole or in part, from time to time on required prior notice at a redemption price equal to the principal amount of the Debentures, provided that the current market price on the date on which such notice of redemption is given is not less than 125% of the Conversion Price. On or after June 30, 2019 and prior to June 30, 2020, the Debentures may be redeemed at the Company’s sole option, in whole or in part, from time to time on required prior notice, at a redemption price equal to the principal amount of the Debentures, irrespective of the current market price. In addition thereto, at the time of redemption, the Company will pay to the holder accrued and unpaid interest up to but not including the date of redemption.

Subordination

The payment of the principal of, and interest on, the Debentures is subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the Company, including indebtedness under the Company’s present and future bank credit facilities and any other secured creditors. “Senior Indebtedness” of the Company is defined as the principal of and premium, if any, and interest on and other amounts in respect of all indebtedness of the Company other than indebtedness evidenced by the Debentures and all other existing and future debentures or other instruments of the Company which, by the terms of the instrument creating or evidencing the indebtedness, is expressed to be pari passu with, or subordinate in right of payment to, the Debentures. Subject to statutory or preferred exceptions or as may be specified by the terms of any particular securities, each Debenture ranks pari passu with each other Debenture, and with all other present and future subordinated and unsecured indebtedness of the Company except for sinking fund provisions (if any) applicable to different series of debentures or similar obligations of the Company. The Debentures will not limit the ability of the Company to incur additional indebtedness, including indebtedness that ranks senior to the Debentures, or from mortgaging, pledging or charging its properties to secure any indebtedness.

The Debentures are also effectively subordinated to claims of creditors of the Company’s subsidiaries, except to the extent the Company is a creditor of such subsidiaries ranking at least pari passu with such other creditors.

Warrants

As of the date of this prospectus, in connection with the Offering, we had outstanding Warrants to purchase an aggregate of 2,704,075 shares of our Common Stock at an exercise price of $0.80 (the “Warrants”). The Warrants expire on June 1, 2021.

Exercisability

Holders may exercise Warrants at any time up to 5:00 p.m., Toronto time, on June 1, 2021. The Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise. The holder of Warrants does not have the right to exercise any portion of the Warrant if the holder would beneficially own in excess of 4.99% of the shares of our Common Stock outstanding immediately after giving effect to such exercise. This percentage may, however, be raised or lowered to an amount not to exceed 9.99% at the option of the holder upon at least 61 days’ prior notice from the holder to us.

Exercise Price

The exercise price of Common Stock purchasable upon exercise of the Warrants is $0.80 per share. The exercise price and the number of shares issuable upon exercise of the Warrants is subject to appropriate adjustment in the event of stock combinations, reclassifications stock splits, rights offerings, special distributions of cash, securities, rights or any other properties or assets, or similar events affecting our Common Stock.

Capital Reorganization

In the event of a capital reorganization, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the kind and amount of securities with cash or other property that the holders would have received had they exercised the Warrants immediately prior to such capital reorganization.

Transferability

The Warrants may be transferred at the option of the holder upon surrender of the Warrants with the appropriate instruments of transfer.

Rights as Stockholder

Except as otherwise provided in the Warrants (such as the rights described above of a Warrant to receive consideration upon a capital reorganization) or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their Warrants.

Fractional Shares

No fractional shares of Common Stock will be issued upon the exercise of the Warrants. Rather, the Company will deliver the holder an amount of cash equal to the value of the fractional interest on the basis of the closing price of the Company’s Common Stock on the TSX Venture Exchange (or, if the Company no longer trades on the TSX Venture Exchange, the Company’s primary trading market) on the trading day prior to the date of exercise.

Convertible Notes

As of the date of this prospectus, in connection with the Offering, we have $1,600,000 outstanding under our 6% convertible unsecured subordinated notes, due June 1, 2021 (the “Notes”) pursuant to which 2,000,000 shares of our Common Stock are issuable upon full conversion of all of such Notes.

Interest

The Notes will bear interest from, and including, the date of issue at the rate of 6.00% per annum, payable in arrears on March 1, June 1, September 1 and December 1, with the last such payment falling due on June 1, 2021; provided that in the event the Company has not caused a registration statement (“Registration Statement”) registering the shares of Common Stock issuable upon conversion of the Notes (the “Conversion Shares”) under the Act, by the date which is 120 days from the date the Notes were issued, the Notes will bear interest at a rate of 10.00% per annum from the date of each such Note until such time as the Registration Statement is declared effective.

Default

Under the terms of the Notes, an event of default in respect of the Notes will occur if any one or more of the following described events has occurred and is continuing with respect to the Notes: (a) failure to pay principal or premium, if any, when due on the Notes, whether at maturity, upon redemption, by declaration or otherwise; (b) certain events of bankruptcy, insolvency or reorganization of the Company under bankruptcy or insolvency laws; or (c) the Company breaches any representation or covenant in the Note that could reasonably be expected to have a material adverse effect. If an Event of Default has occurred and is continuing, an investor may, with the written consent of the holders of more than 50% of the principal amount of the Notes then outstanding, by written notice to the Company, declare all outstanding Notes to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which will be expressly waived by the Company.

Subordination

The Notes are junior to any of the Company’s the principal of, premium, if any, and interest on (i) all indebtedness for money borrowed or guaranteed by the Company other than the Company’s subordinated debt securities, unless the indebtedness expressly states to have the same rank as, or to rank junior to, the Company’s subordinated debt securities, (ii) and any deferrals, renewals or extensions of any such indebtedness.

Conversion

Each holder of Notes may, at its option, at any time prior to payment in full of the principal amount of the Note or the conversion of the note at the option of the Company, convert, in whole or in part, the outstanding principal amount of its Notes and all accrued and unpaid interest on such Note into 6,250 fully paid and nonassessable shares of Common Stock for each $5,000 aggregate principal amount of Notes then outstanding (the “Conversion Ratio”). Any interest payable in Conversion Shares shall be converted based on the Conversion Ratio.

At any time following the date on which the Common Stock trades on the OTCQX or other United States market or exchange at a price of $1.40 or greater for 20 consecutive trading days, the Company may elect to convert the then outstanding principal amount of the Notes and any interest payable in shares of Common Stock based on the Conversion Ratio.

Waiver and Amendment

Any provision of the Notes may be amended, waived or modified upon the written consent of the Company and the holders of more than 50% of the principal amount of the Notes then outstanding. A consent or waiver may not reduce the principal amount of any Note without the holder’s written consent, or (ii) reduce the rate of interest of any Note without the holder’s written consent.

SELLING SECURITYHOLDERS

The Notes, Warrants, and Common Stock being offered by the Selling Securityholders are those previously issued to the Selling Securityholders in the Offering. For additional information regarding the issuances of the Securities, see “Description of Private Placement” above. We are registering the Notes, Warrants and Common Stock to permit the Selling Securityholders to offer the Securities for resale from time to time. Except for the ownership of the Securities and as otherwise noted in the table below, the Selling Securityholders have not had any material relationship with us within the past three years.

The following table sets forth the name of each person who is offering for resale Common Stock, Notes and Warrants covered by this prospectus, the beneficial ownership of each such Selling Securityholder, the number of shares of Common Stock, Notes and Warrants that may be sold in this offering and the number of shares of Common Stock, Notes and Warrants each will own after the offering, assuming they sell all of the Common Stock, Notes and Warrants offered. The term “Selling Securityholder” includes the securityholders listed below and their transferees. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, Common Stock subject to convertible notes, warrants, options and other convertible securities held by that person that are currently convertible or exercisable, or convertible or exercisable within 60 days of the date of this prospectus are deemed outstanding. Such shares of Common Stock, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The percentage of beneficial ownership for the shares of Common Stock is based on 70,854,337 shares of Common Stock outstanding on the date of this prospectus.

In accordance with the terms of a registration rights agreement with the Selling Securityholders, this prospectus generally covers the resale of the number of shares of Common Stock issued to the Selling Securityholders in the private placement and the maximum number of shares of Common Stock issuable upon exercise of the related Warrants, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement. The fourth column assumes the sale of all of the shares offered by the Selling Securityholders pursuant to this prospectus.

Under the terms of the Warrants and Notes, a Selling Securityholder may not exercise the Warrants or convert the Notes to the extent such exercise or conversion would cause such Selling Securityholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% of our then outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of the Warrants which have not been exercised or Notes which have not been converted. The number of shares in the second column does not reflect this limitation. The Selling Securityholder may sell all, some or none of their Securities in this offering. See “Plan of Distribution.”

Name of
Selling	Number Beneficially Owned						Number Beneficially Owned			Percentage Beneficially
Securityholder(1)	Prior to this Offering			Number Offered Hereby			After this Offering			Owned After Offering

	Shares	Notes	Warrants	Shares	Notes	Warrants	Shares	Notes	Warrants	Shares	Notes	Warrants
Monte D Anglin & Janet S Anglin	44,160	-	-	31,760	$20,000	30,760	12,400	-	-	0.02%	-	-
David Benaderet Revocable Trust	257,100	-	-	158,800	$100,000	153,800	98,300	-	-	0.13%	-	-
Geoffrey D Cant	114,320	-	-	63,520	$40,000	61,520	50,800	-	-	0.06%	-	-
Cantone Asset Management, LLC (2)	336,140	-	-	246,140	$155,000	435,415	90,000	-	-	0.11%	-	-
Joe Collins	68,080	-	-	55,580	$35,000	53,830	12,500	-	-	0.02%	-	-
Jerry Colombino	98,820	-	-	23,820	$15,000	23,070	75,000	-	-	0.10%	-	-
Kevin Conlin	79,700	-	-	39,700	$25,000	38,450	40,000	-	-	0.05%	-	-
Robert Conlin	76,700	-	-	39,700	$25,000	38,450	37,000	-	-	0.05%	-	-
Patrick A. Dennis	134,400	-	-	79,400	$50,000	76,900	55,000	-	-	0.07%	-	-
Stephen Geosits III	7,940	-	-	7,940	$5,000	7,690	-	-	-	0.00%	-	-
Stanley Ginsburg & Arlene Ginsburg	40,880	-	-	15,880	$10,000	15,380	25,000	-	-	0.03%	-	-
Jeffrey S. Hinkle & Kimberly L. Hinkle	22,080	-	-	15,880	$10,000	15,380	6,200	-	-	0.01%	-	-
Rodney Hunsinger & Cheryl Hunsinger	28,820	-	-	23,820	$15,000	23,070	5,000	-	-	0.01%	-	-
Jiyuan LLC	15,880	-	-	15,880	$10,000	15,380	-	-	-	0.00%	-	-
James R Kahmann	7,940	-	-	7,940	$5,000	7,690	-	-	-	0.00%	-	-
Rita Neville- Landwehr	59,820	-	-	23,820	$15,000	23,070	36,000	-	-	0.05%	-	-
Milton F. Langer	7,940	-	-	7,940	$5,000	7,690	-	-	-	0.00%	-	-
Alan Matthes Revocable Trust	23,820	-	-	23,820	$15,000	23,070	-	-	-	0.00%	-	-
Gary Mintz	202,100	-	-	119,100	$75,000	115,350	83,000	-	-	0.11%	-	-
The Money Market Investment Club of Toledo	88,700	-	-	39,700	$25,000	38,450	49,000	-	-	0.06%	-	-
Sheldon Neal	98,000	-	-	79,400	$50,000	76,900	18,600	-	-	0.02%	-	-
Bobby Nedbalek	216,142	-	-	158,800	$100,000	153,800	57,342	-	-	0.07%	-	-
Troy Nedbalek	49,880	-	-	15,880	$10,000	15,380	34,000	-	-	0.04%	-	-
Robert Peterson & Melissa Peterson	27,940	-	-	7,940	$5,000	7,690	20,000	-	-	0.03%	-	-
Patsy Ragonese III	17,940	-	-	7,940	$5,000	7,690	10,000	-	-	0.01%	-	-
T. Michael Rahaim	122,500	-	-	39,700	$25,000	38,450	82,800	-	-	0.11%	-	-
Reklau Living Trust Dated 5- 8-2012	7,940	-	-	7,940	$5,000	7,690	-	-	-	0.00%	-	-
Kenneth L. Rinehart Jr., Trust A	74,700	-	-	39,700	$25,000	38,450	35,000	-	-	0.04%	-	-
Kenneth L. Rinehart Jr., Trust B	43,820	-	-	23,820	$15,000	23,070	20,000	-	-	0.03%	-	-
Penso Trust Company, Custodian FBO Susan Rodio IRA	134,980	-	-	134,980	$85,000	130,730	-	-	-	0.00%	-	-
Select Global Investments, LLC	23,820	-	-	23,820	$15,000	23,070	-	-	-	0.00%	-	-
Sital J. Shah	139,820	-	-	23,820	$15,000	23,070	116,000	-	-	0.15%	-	-
Stuart Shayman	21,140	-	-	7,940	$5,000	7,690	13,200	-	-	0.02%	-	-
Edward Vander Meulen	30,880	-	-	15,880	$10,000	15,380	15,000	-	-	0.02%	-	-
Larry Wattenberg & Lynne Wattenberg	15,880	-	-	15,880	$10,000	15,380	-	-	-	0.00%	-	-
Marc D. Weber	88,700	-	-	39,700	$25,000	38,450	49,000	-	-	0.06%	-	-
Santo Zito	25,540	-	-	7,940	$5,000	7,690	17,600	-	-	0.02%	-	-
Endeavor Asset Management, L.P.	2,295,178	-	-	277,900	$175,000	269,150	2,017,278	-	-	2.57%	-	-
Next Edge Tech Bio Plus Fund	158,800	-	-	158,800	$100,000	153,800	-	-	-	0.00%	-	-
Andre Godin(3)	100,380	-	-	15,880	$10,000	15,380	84,500	-	-	0.11%	-	-
Victoria Ross	397,000	-	-	397,000	$250,000	384,500	-	-	-	0.00%	-	-
Leede Jones Gable Inc.	0	-	-	-	-	46,250	-	-	-	0.00%	-	-

(1)	This table and the information in the notes below are based upon information supplied by the Selling Securityholders.
(2)	The total number of Warrants offered by Cantone Asset Management, LLC includes 238,390 Warrants purchased in the Offering and 197,025 Placement Agent Warrants.
(3)	Mr. Godin has served as Vice President and Chief Financial Officer of the Company since 2015.

PLAN OF DISTRIBUTION

Each Selling Securityholder of the Securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Securities covered hereby on the OTCQX or any other stock exchange, market or trading facility on which the Securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Securityholder may use any one or more of the following methods when selling Securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales;
•	in transactions through broker-dealers that agree with the Selling Securityholders to sell a specified number of such Securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The Selling Securityholders may also sell Securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker-dealer acts as agent for the purchaser of Securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the Securities or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Securities in the course of hedging the positions they assume. The Selling Securityholders may also sell Securities short and deliver these Securities to close out their short positions, or loan or pledge the Securities to broker-dealers that in turn may sell these Securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Securities offered by this prospectus, which Securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Securityholders and any broker-dealers or agents that are involved in selling the Securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Securityholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the Securities. The Company has agreed to indemnify the Selling Securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the Securities may be resold by the Selling Securityholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the Securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale Securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale Securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale Securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Securityholders or any other person. Because the Selling Securityholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act.

LEGAL MATTERS

The validity of the Common Stock, Notes and Warrants offered hereby will be passed upon by Dorsey & Whitney, LLP.

EXPERTS

IntelGenx Technologies Corp. financial statements for the years ended December 31, 2017 and 2016 included in this registration statement have been audited by Richter, LLP, Montreal, Quebec, an independent registered public accounting firm, as stated in their report, and have been so included in reliance upon the report of said firm and their authority as experts in accounting and auditing. This report expresses an unqualified opinion.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file reports and other information with the Securities and Exchange Commission. We have also filed a registration statement on Form S-1, including exhibits, with the SEC with respect to the shares being offered in this offering. This prospectus is part of the registration statement, but it does not contain all of the information included in the registration statement or exhibits. For further information with respect to us and our Common Stock, we refer you to the registration statement and to the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You may inspect a copy of the registration statement and other reports we file with the Securities and Exchange Commission without charge at the SEC’s principal office in Washington, D.C., and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, 100 F Street NE, Washington, D.C. 20549, upon payment of fees prescribed by the SEC. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the Web site is http://www.sec.gov. The SEC’s toll free investor information service can be reached at 1-800-SEC-0330.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information contained in documents that we file with them. We are incorporating by reference into this prospectus the documents listed below (excluding any information furnished under Items 2.02 or 7.01 in any Current Report on Form 8-K):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 that we filed with the SEC on March 29, 2018;
•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 that we filed with the SEC on May 10, 2018;
•	Our Proxy Statement on Schedule 14A that we filed with the SEC on March 29, 2018 (the “Proxy Statement”); and

•	Our Current Reports on Form 8-K filed with the SEC on January 26, 2018 and May 10, 2018.

By incorporating by reference our Annual Report on Form 10-K, and our Proxy Statement, we can disclose important information to you by referring you to our Annual Report on Form 10-K, and our Proxy Statement, which are considered part of this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

All documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the effective date of the initial registration statement of which this prospectus is a part and all such documents that we file with the SEC after the date of this prospectus and before the termination of the offering of our securities shall be deemed incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing such documents. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Copies of the documents incorporated by reference in this Prospectus may be obtained on written or oral request without charge from our Corporate Secretary at 6420 Abrams, Ville Saint Laurent, Quebec H4S 1Y2, Canada (telephone: (514) 331-7440).

We also maintain a web site at http://www.intelgenx.com through which you can obtain copies of documents that we have filed with the SEC. The contents of that site are not incorporated by reference into or otherwise a part of this prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the distribution of the securities being registered. All of the amounts shown are estimates, except the SEC registration fee. We have agreed to bear all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities offered by the selling securityholders.

SEC registration fee		$$747.96
FINRA filing fee	$	*
Legal fees and expenses	$	*
Accountants’ fees and expenses	$	*
Printing expenses	$	*
Blue sky fees and expenses	$	*
Miscellaneous expenses	$	*
Total:	$	*

* to be filed by amendment.

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

We have agreed to indemnify our officers and directors to the fullest extent permitted by law. Such indemnification is intended to supplement our officers’ and directors’ liability insurance.

Our certificate of incorporation provides that no director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. A director shall be liable to the extent provided by applicable law, however, (a) for breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit.

To the extent permitted by applicable law, we are also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits us to provide indemnification) through provisions in our bylaws, agreements with such agents or other persons, voting of security holders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to us, our security holders and others.

Any repeal or modification of any of the foregoing provisions of the indemnification provisions in our certificate of incorporation or bylaws shall be prospective and shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of our company with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of our company, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Recent Sales of Unregistered Securities

On May 8, 2018 the Company sold to accredited investors 320 units, each consisting of (i) 7,940 shares of the Company’s common stock, (ii) a U.S.$5,000 convertible 6% note and (iii) 7,690 warrants, for gross proceeds of U.S.$3,200,000. Cantone Research, Inc. (“Cantone”) and Leede Jones Gable Inc. acted as placement agents (the “Placement Agents”). As part of their commission, the Placement Agents received an aggregate amount of 243,275 warrants.

The Company’s issuance of the foregoing securities was made in reliance upon the exemption from registration of the Securities Act provided by Rule 506(d) of Regulation D for sales in the United States and pursuant to Regulation S for sales outside of the United States.

Item 16. Exhibits and Financial Statement Schedules

The following exhibits are filed as part of this registration statement.

EXHIBIT INDEX

Exhibit No.	Description
1.1	Placement Agent Agreement dated May 8, 2018 (incorporated by reference to the Form 8-K filed on May 10, 2018)
2.1	Share exchange agreement dated April 10, 2006 (incorporated by reference to the Form 8-K/A filed on May 5, 2006)
3.1	Certificate of Incorporation (incorporated by reference to the Form SB-2 (File No. 333-90149) filed on November 16, 1999)
3.2	Amendment to the Certificate of Incorporation (incorporated by reference to amendment No. 2 to Form SB-2 (File No. 333-135591) filed on August 28, 2006)
3.3	Amendment to the Certificate of Incorporation (incorporated by reference to the Form DEF 14C filed on April 20, 2007)
3.4	Amendment to the Certificate of Incorporation (incorporated by reference to the Form S-1/A filed on May 12, 2017)
3.5	By-Laws (incorporated by reference to the Form SB-2 (File No. 333-91049) filed on November 16, 1999)
3.6	Amended and Restated By-Laws (incorporated by reference to the Form 8-K filed on March 31, 2011)
3.7	Amended and Restated By-Laws (incorporated by reference to the Form 8-K filed on March 21, 2012)
4.1	Form of Warrant (incorporated by reference to the Form 8-K filed on May 10, 2018)

5.1**	Opinion of Dorsey & Whitney LLP
9.1	Voting Trust agreement (incorporated by reference to the Form 8-K/A filed on May 5, 2006)
10.1 +	Horst Zerbe employment agreement dated October 1, 2014 (incorporated by reference to the Form 10- Q filed on November 12, 2014)
10.2	Registration rights agreement (incorporated by reference to the Form SB-2 (File No. 333-135591) filed on July 3, 2006)
10.3	Principal’s registration rights agreement (incorporated by reference to the Form SB-2 (File No. 333- 135591) filed on July 3, 2006)
10.4 +	2006 Stock Option Plan (incorporated by reference to the Form S-8 filed on November 21, 2006)
10.5 +	Amended and Restated 2006 Stock Option Plan, May 29, 2008 (incorporated by reference to the Form 10-K filed on March 25, 2009)
10.6	Co-Development and Commercialization Agreement with RedHill Biopharma Ltd. (incorporated by reference to the Form 10-Q filed on November 9, 2010)
10.7 +	Amended and Restated 2006 Stock Option Plan (incorporated by reference to the Form S-8 filed on November 15, 2010)
10.8	Project Transfer Agreement (incorporated by reference to the Form 10-Q filed on May 14, 2010)
10.9	Co-development and Licensing Agreement (incorporated by reference to the Form 10-Q filed on May 14, 2010)
10.10	License and Asset Transfer Agreement with Edgemont Pharmaceuticals (incorporated by reference to the Form 10Q filed on May 15, 2012)
10.11+	Amended and Restated 2006 Stock Option Plan, (incorporated by reference to the Form 8-K filed on May 9, 2013)
10.12	Engagement Letter Wainwright dated October 10, 2013, amended December 3, 2013 (incorporated by reference to the Form S-1/A Registration Statement filed December 4, 2013)
10.13	Amended Form of Securities Purchase Agreement (incorporated by reference to the Form S-1/A Registration Statement filed on December 4, 2013)
10.14	Form of Warrant (incorporated by reference to the Form S-1/A Registration Statement filed on October 25, 2013)
10.15	Form of Placement Agent Warrant (incorporated by reference to the Form S-1/A Registration Statement filed on December 4, 2013)
10.16 ++	Development Services and Commercialization Agreement with PAR Pharmaceuticals, dated December 19, 2011 (incorporated by reference to the Form 10-K filed on March 11, 2014)
10.17 ++	Development Services and Commercialization Agreement with PAR Pharmaceuticals, dated January 8, 2014 (incorporated by reference to the Form 10-K filed on March 11, 2014)
10.18+	Employment Agreement John Durham, January 2015 (incorporated by reference to the Form 10-K filed on March 31, 2015)
10.19+	Employment Agreement Andre Godin, July 2015 (incorporated by reference to the Form 8-K filed on July 20, 2015)
10.20+	Employment Agreement Nadine Paiement, January 2016 (incorporated by reference to the Form 10-K filed on March 30, 2016)
10.21+	Employment Agreement Dana Matzen, March 2016 (incorporated by reference to the Form 10-K filed on March 30, 2016)
10.22+	2016 Stock Option Plan May, 11 2016 (incorporated by reference to the Form S-8 Registration Statement filed on August 3, 2016)
10.23	Amended Principal’s Registration Rights Agreement, November 8, 2016 (incorporated by reference to Form 10-Q filed on November 10, 2016)
10.24	Agency Agreement dated June 28, 2017 (incorporated by reference from the Company’s Form 8-K filed on July 5, 2017)
10.25+	Deferred Share Unit Plan for non-employee directors
10.26	Form of Securities Purchase Agreement (incorporated by reference to the Form 8-K filed on May 10, 2018)
10.27	Form of Registration Rights Agreement (incorporated by reference to the Form 8-K filed on May 10, 2018)
10.28	Form of Note (incorporated by reference to the Form 8-K filed on May 10, 2018)
21.1	Subsidiaries of the small business issuer (incorporated by reference to the Form SB-2 (File No. 333- 135591) filed on July 3, 2006)

23.1*	Consent of Richter LLP
23.2**	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1)

* Filed herewith
** To be filed by amendment
+ Indicates management contract or employee compensation plan
++ Portions of this exhibit have been omitted based on an application for confidential treatment from the SEC. The omitted portions of these exhibits have been submitted separately with the SEC

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: (a) If the Corporation is relying on Rule 430B:

(i)     Each prospectus filed by the Corporation pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(b)     If the Corporation is subject to Rule 430C: Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)     That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser. (6) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)     Insofar as Indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ville St-Laurent, Province of Quebec, on July 10, 2018.

INTELGENX TECHNOLOGIES CORP.

By:	/s/ Horst G. Zerbe
Horst G. Zerbe
Chief Executive Officer and President
(Principal Executive Officer)

By:	/s/ Andre Godin
Andre Godin
Chief Financial Officer (Principal Financial and
Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Horst Zerbe his or her true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Horst G. Zerbe	Chief Executive Officer, President and Director	July 10, 2018
Horst G. Zerbe

/s/ Andre Godin	Executive Vice President and Chief Financial Officer	July 10, 2018
Andre Godin

/s/ J. Bernard Boudreau	Director	July 10, 2018
J. Bernard Boudreau

/s/ John Marinucci	Director	July 10, 2018
John Marinucci

/s/ Bernd J. Melchers	Director	July 10, 2018
Bernd J. Melchers

/s/ Clemens Mayr	Director	July 10, 2018
Clemens Mayr

/s/ Mark Nawacki	Director	July 10, 2018
Mark Nawacki